AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT, dated July 19, 2012 (this “Amendment”), to the Rights Agreement, dated as of March 31, 2003, and amended by Amendment No. 1 to Rights Agreement, dated as of March 16, 2005 (the “Rights Agreement”), between Fidelity Bancorp, Inc., a Pennsylvania corporation (“Company”), and Registrar and Transfer Company, a New Jersey corporation, as rights agent (“Rights Agent”).

WHEREAS, concurrently with the execution and delivery of this Amendment, Company, and WesBanco, Inc. (“Purchaser”) and their respective bank subsidiaries have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger of Company with and into Purchaser with Purchaser as the surviving entity of the merger (the “Merger”), and the Board of Directors of Company has approved the Merger Agreement, the Merger, and this Amendment;

WHEREAS, Section 27 of the Rights Agreement provides that (i) prior to the Distribution Date (as defined in the Rights Agreement), Company and Rights Agent may supplement or amend any provision of the Rights Agreement (without the approval of any holders of certificates representing shares of the Common Stock of the Company) as Company deems necessary or desirable, and (ii) such an amendment will be evidenced by a writing signed by Company and Rights Agent; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1.           The first sentence of Section 1(a) of the Rights Agreement is hereby amended by inserting the following clause immediately before the period at the end thereof:

“; and provided, further, neither WesBanco, Inc., a West Virginia corporation (“WesBanco”), nor any of its Subsidiaries, Affiliates or Associates, shall be or become an Acquiring Person as a result of the approval, execution, delivery or performance, or public announcement thereof, of the Agreement and Plan of Merger by and among WesBanco, WesBanco Bank, Inc. the Company and Fidelity Savings Bank, dated as of July 19, 2012 (the “Merger Agreement”), any or all of the Voting Agreements (as defined in the Merger Agreement), or the consummation of any of the transactions contemplated thereby.”

2.           Section 7(a) of the Rights Agreement is hereby amended by replacing the section in its entirety with the following:

“(a)  The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on March 18, 2013 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof; or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement).

3.           Notwithstanding anything contained in this Agreement to the contrary, this Agreement and the Rights shall terminate and be of no further force and effect immediately prior to the Effective Time.

4.           This Amendment shall be governed by, and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts to be made and performed entirely within such state.  If any term of this Amendment is held by a court of competent jurisdiction or other competent authority to be invalid or unenforceable, the remainder of the terms hereof shall remain in full force and effect, and this Amendment shall be construed in order to give the maximum effect to the remaining terms and intent hereof.  WesBanco, its Subsidiaries, Affiliates and Associates (each as defined in the Rights Agreement) are intended third party beneficiaries of the terms hereof.  This Amendment may be executed in one or more counterparts, all of which shall together constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

FIDELITY BANCORP, INC.

By:	/s/ Richard G. Spencer
	Name:	Richard G. Spencer
	Title:	President and Chief Executive Officer

REGISTRAR AND TRANSFER COMPANY, AS RIGHTS AGENT

By:	/s/ Nicola Giancaspro
	Name:	Nicola Giancaspro
	Title:	Vice President
Stock Transfer Operations